Exhibit 10.19.3

                    THIRD AMENDMENT TO THE
                   UNION CARBIDE CORPORATION
                 SUPPLEMENTAL RETIREMENT INCOME PLAN



     The Union Carbide Corporation Supplemental Retirement Income Plan (the "Plan") is hereby amended as follows:
     1. A new Section 5 is hereby added to Article IV of the Plan to read as follows:
          "Section 5. Notwithstanding the provisions of Section 1 of this Article IV, for employees retiring after January 1, 1994, such employees may elect, in the calendar year in which the last amounts included in average monthly compensation are determined, that their payments under the Plan shall be made either (i) in a lump sum as of January 1 of the calendar year following such election, or (ii) in substantially equal installments over a period of at least 2 but not more than 5 years commencing as of that date. The lump sum payment or installment payments described in the preceding sentence shall be calculated using (A) a discount rate equal to the average of 10 and 20 year Aaa municipal bonds as published by Moody's or a similar rating service for the third month prior to the month payments commence, and (B) a mortality table determined by the administrative committee for the Plan. The administrative committee shall determine the procedures for such elections and the time and method of payment for payments in accordance with this Section 5. For eligible employees who make the election described in this Section 5, the provisions of Sections 1, 2 and 3 of this Article IV shall not apply."

     2. The amendment set forth herein shall be effective as of January 1, 1994.
                               UNION CARBIDE CORPORATION


                               By: M.A. Kessinger